Exhibit (10)(bb)

TO: [PARTICIPANT NAME]

NOTICE OF AWARD

PARKER-HANNIFIN CORPORATION
LONG-TERM INCENTIVE PERFORMANCE (LTIP)
UNDER PERFORMANCE BONUS PLAN

The Human Resources and Compensation Committee of the Board of Directors (the "Committee") of Parker-Hannifin Corporation (the "Company") has awarded to you the contingent right to receive the following number of shares of Common Stock of the Company ("Maximum Shares") under the Company’s Long-Term Incentive Performance Plan Under the Performance Bonus Plan (as Amended and Restated) (the "LTIP Plan"), the Company’s Stock Incentive Plan (as defined in the LTIP Plan) and the Company’s 20XX Performance Bonus Plan (the "Performance Bonus Plan”):

Grant Date [Grant Date]	Performance Period (in Calendar Years) CY 20XX-20XX-20XX	Maximum Shares [Number]	Target Shares [Number Granted]

The number of Maximum Shares granted is based on your grade level at the Grant Date and your expected service in your position through the end of the Performance Period. The number of Maximum Shares granted is subject to adjustment in the event of a change in your grade level or your employment status with the Company during the Performance Period as provided in the LTIP Plan.

Payout of Your Award. Your right to earn all or a portion of the Maximum Shares under your award will be based upon the Company’s performance during the Performance Period for certain key objective financial metrics described in the LTIP Plan, and the Committee's discretion to reduce the amount payable under your award (including, for example, a possible reduction to the number of Target Shares set out above), based on the Company's performance in comparison to its peer group and otherwise as described in the LTIP Plan. Subject to your continued employment through the end of the Performance Period, any amount payable under your award will be paid in the form of shares of Common Stock in the Company, to be issued in April 20XX following the Committee's certification of performance results of the Company, subject to the Committee's exercise of any discretion to reduce the amount payable, and the Committee's authorization of payment.

Peer Group (as defined in the LTIP Plan):

Caterpillar Inc.	Honeywell International Inc.
Colfax Corporation	Illinois Tool Works Inc.
Cummins Inc.	ITT Industries Inc.
Danaher Corporation	Ingersoll-Rand Company Limited
Deer & Company	Johnson Controls Inc.
Dover Corporation	Rockwell Automation Inc.
Eaton Corporation	SPX Corporation
Emerson Electric Co.	Textron Inc.
Flowserve Corporation
Your Action Items. Please take the following actions:
• Before you accept your grant, click on the links below to review the LTIP Plan, Stock Incentive Plan and Performance Bonus Plan which govern this award.
• Acknowledge receipt of this award and indicate your agreement with its terms by clicking on the "OK" button below.
• Inform the Company of any change in address or contact information, as necessary. Refer to the section of the LTIP Plan titled "Notification of Change in Personal Data" for instructions on how to provide notification to the Company.

Long-Term Incentive Performance Plan Under the Performance Bonus Plan (As Amended and Restated) (LT-003O)
Stock Incentive Plan
20XX Performance Bonus Plan

To view the most recent Annual Report, please click here
To view the most recent Proxy Statement, please click here
To view the Stock Incentive Plan Summary and Prospectus, please click here